Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Form S-8 (No. 333-130041) of Retractable Technologies, Inc. of our report dated April 2, 2007, except for Note 8 as to which the date is February 27, 2008, relating to our audit of the financial statements and financial statement schedule, which appear in this Annual Report on Form 10-K/A of Retractable Technologies, Inc. for the year ended December 31, 2006.

/s/ CF & Co., L.L.P.
CF & Co., L.L.P.

Dallas, Texas
February 27, 2008